EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-174099, 333- 140282, 333-134453, 333-132467, 333-121468, 333-101898, 333-64110 and 333-18051) on Form S-8 and in the registration statement (No. 333-137723) on Form S-3 of Enzon Pharmaceuticals, Inc. of our report dated March 18, 2013, with respect to the consolidated balance sheet of Enzon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2013 Annual Report on Form 10-K of Enzon Pharmaceuticals, Inc.

Our report dated March 18, 2013 on the consolidated financial statements contains an explanatory paragraph that states that in December, 2012, the Company announced that its Board of Directors has retained a financial advisor to assist in reviewing the possible sale or disposition of one or more corporate assets or a sale of the Company and established a special committee to oversee the Company’s sale review process. In connection with the sale review process, the Company has announced plans to suspend all clinical development activities.

/s/ KPMG LLP

Short Hills, New Jersey
March 14, 2014